Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter Earnings;
Expects to Deliver 2017 Results at Higher End of Outlook

Dallas, October 16, 2017: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2017 GAAP diluted earnings per share of $1.68, second-highest for a third quarter, and adjusted earnings per share of $1.93, an all-time record. Net sales expanded 18 percent year over year to $1.6 billion. A combination of commercial execution in the Acetyl Chain, extension of the pipeline model in Materials Solutions, and broad productivity gains more than offset the expected declines in tow earnings to deliver robust results. The Acetyl Chain grew profitability by exercising the optionality in its commercial model to overcome the disruption from Hurricane Harvey. Advanced Engineered Materials (AEM) grew project commercializations across regions in both legacy and acquired polymers.
Third Quarter 2017 Financial Highlights:

	Three Months Ended September 30,
	2017	2016
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Advanced Engineered Materials	97	93
Consumer Specialties	53	68
Total Materials Solutions	150	161
Industrial Specialties	20	25
Acetyl Intermediates	128	83
Eliminations	—	—
Total Acetyl Chain	148	108
Other Activities	(46)	(23)
Total	252	246

	Three Months Ended September 30,
	2017	2016
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	228	263

Adjusted EBIT(1)(2)
Advanced Engineered Materials	147	127
Consumer Specialties	79	98
Total Materials Solutions	226	225
Industrial Specialties	23	25
Acetyl Intermediates	134	84
Eliminations	—	—
Total Acetyl Chain	157	109
Other Activities	(38)	(15)
Total	345	319

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	45	33
Consumer Specialties	26	27
Total Materials Solutions	71	60

Operating EBITDA(1)	423	390
Diluted EPS - continuing operations	$1.68	$1.83
Diluted EPS - total	$1.65	$1.81
Adjusted EPS(1)	$1.93	$1.67

Net cash provided by (used in) investing activities	(68)	(54)
Net cash provided by (used in) financing activities	(247)	265
Net cash provided by (used in) operating activities	255	304
Free cash flow(1)	181	237
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

Third Quarter 2017 Highlights:

•	Completed de-bottlenecking projects over the last year that increased output by 10 percent per unit for select POM, UHMW-PE, PPS and PBT assets in the US, Germany, and China.

•
Announced plans to add production lines in the US, Italy and China to expand compounding capacity by roughly 100 kt per year. The expansion will be completed in 2018-2019 and will support demand growth across end-market applications.

•
Commercialized a record 585 projects in the third quarter of 2017, a 67 percent increase from third quarter of 2016, in engineered materials (AEM excluding affiliates). Increased target for projects closed in 2017 to above 2,100, up 52 percent from 2016.

•	Completed the SAP system integration of Nilit Plastics, a major milestone towards full integration into Celanese.

•
Advanced on the previously announced 150 kt expansion of vinyl acetate monomer at the Clear Lake, Texas facility. This expansion, expected to be commissioned at the end of 2018, will raise plant capacity to 450 kt making it the largest VAM plant in the western hemisphere.

•
Filed for regulatory approval of the tow joint venture with Blackstone in all six jurisdictions and received approval in Mexico. The European Commission is expected to continue its assessment with a final decision expected in spring 2018.

Third Quarter 2017 Business Segment Overview
Materials Solutions
Materials Solutions reported record net sales of $730 million in the third quarter, a 24 percent increase year over year driven by growth in Advanced Engineered Materials that outpaced the decline in Consumer Specialties. AEM delivered its highest ever third quarter GAAP operating profit of $97 million and highest ever segment income of $147 million. There is strong receptivity for Celanese's customer-centric approach coupled with the breadth of polymer solutions which continues to strengthen AEM's growth profile. The segment set a new watermark of advancing 585 projects to commercialization in the quarter by expanding the opportunity set and improving its win-rate. Volume in the third quarter of 2017 grew over last year mainly from the Nilit and SO.F.TER. acquisitions, growth in Asia and new projects. As expected, the addition of the Nilit and SO.F.TER. acquisitions along with higher indirect costs from Hurricane Harvey lowered GAAP operating profit margin and segment income margin year over year. Both acquisitions were segment income accretive in the quarter and their margin is expected to improve over the next few years as synergies are realized.
Acetate tow volume and price in the third quarter declined compared to the same quarter in 2016 due to lower tow industry capacity utilization rates and offset improvements in productivity. Results were consistent sequentially.

Affiliate earnings in Materials Solutions increased 18 percent year over year to $71 million mainly due to the impact of the Ibn Sina turnaround in the third quarter of 2016 which did not repeat in 2017.
Acetyl Chain
The Acetyl Chain GAAP operating profit of $148 million in the third quarter was $40 million higher than the third quarter of 2016 while core income of $157 million was $48 million higher. Profitability grew despite operational and supply chain disruptions in the Gulf Coast caused by Hurricane Harvey. The chain responded by swiftly executing contingency plans to minimize impact and quickly restore operations. Pricing was higher than the third quarter of last year driven by the success of commercial actions mainly in Asia as well as continued strength in global acetyls. Margin expansion in the chain was driven by the Acetyl Intermediates segment which recorded GAAP operating margin of 18.7 percent and segment income margin of 19.6 percent, both all time records. Results in the quarter highlight the chain's business model which leverages volatility in the global acetyl supply chain to maximize profitability.
Cash Flow
Operating cash flow in the third quarter was $255 million and free cash flow was $181 million. Capital expenditures were $64 million in the quarter. The company repurchased approximately 2 million shares for $200 million in the quarter and $500 million total for the year. $262 million of cash was returned to shareholders in the quarter including $62 million in dividends.
Outlook
"Success in the third quarter and for most of 2017 has come from our ability to rapidly translate changes in the business environment into new value creation opportunities through our business models. In Advanced Engineered Materials, the disciplined approach to innovation through the pipeline model has raised profits and provided a road map for accelerating value uplift from the SO.F.TER. and Nilit acquisitions. The Acetyl Chain is expected to maintain its commercial traction in the quarter and additional initiatives are in place to take advantage of the gradual strengthening of the market. There is business and productivity momentum that should offset fourth quarter weakness. This combination gives confidence we can grow 2017 adjusted earnings per share toward the higher end of the 9-11 percent range, year over year," said Mark Rohr, chairman and chief executive officer.”
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.

The Company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on October 16, 2017. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,500 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, synergies, performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the announced joint venture transaction. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the joint venture. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by core (i.e., Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 16, 2017 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,
	2017	2016
	(In $ millions, except share and per share data)
Net sales	1,566	1,323
Cost of sales	(1,181)	(968)
Gross profit	385	355
Selling, general and administrative expenses	(112)	(81)
Amortization of intangible assets	(5)	(3)
Research and development expenses	(19)	(20)
Other (charges) gains, net	—	(3)
Foreign exchange gain (loss), net	4	(1)
Gain (loss) on disposition of businesses and assets, net	(1)	(1)
Operating profit (loss)	252	246
Equity in net earnings (loss) of affiliates	50	41
Interest expense	(32)	(28)
Refinancing expense	—	(4)
Interest income	1	—
Dividend income - cost investments	24	26
Other income (expense), net	(6)	—
Earnings (loss) from continuing operations before tax	289	281
Income tax (provision) benefit	(57)	(15)
Earnings (loss) from continuing operations	232	266
Earnings (loss) from operation of discontinued operations	(5)	(4)
Income tax (provision) benefit from discontinued operations	1	1
Earnings (loss) from discontinued operations	(4)	(3)
Net earnings (loss)	228	263
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	226	262
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	230	265
Earnings (loss) from discontinued operations	(4)	(3)
Net earnings (loss)	226	262
Earnings (loss) per common share - basic
Continuing operations	1.68	1.84
Discontinued operations	(0.03)	(0.02)
Net earnings (loss) - basic	1.65	1.82
Earnings (loss) per common share - diluted
Continuing operations	1.68	1.83
Discontinued operations	(0.03)	(0.02)
Net earnings (loss) - diluted	1.65	1.81
Weighted average shares (in millions)
Basic	136.6	144.0
Diluted	137.0	144.6

Consolidated Balance Sheets - Unaudited

	As of September 30, 2017	As of December 31, 2016
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	461	638
Trade receivables - third party and affiliates, net	989	801
Non-trade receivables, net	260	223
Inventories	809	720
Marketable securities, at fair value	31	30
Other assets	63	60
Total current assets	2,613	2,472
Investments in affiliates	938	852
Property, plant and equipment, net	3,706	3,577
Deferred income taxes	201	159
Other assets	306	307
Goodwill	995	796
Intangible assets, net	303	194
Total assets	9,062	8,357
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	435	118
Trade payables - third party and affiliates	695	625
Other liabilities	343	322
Income taxes payable	77	12
Total current liabilities	1,550	1,077
Long-term debt, net of unamortized deferred financing costs	2,954	2,890
Deferred income taxes	195	130
Uncertain tax positions	153	131
Benefit obligations	845	893
Other liabilities	230	215
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,031)	(1,531)
Additional paid-in capital	171	157
Retained earnings	4,781	4,320
Accumulated other comprehensive income (loss), net	(206)	(358)
Total Celanese Corporation stockholders' equity	2,715	2,588
Noncontrolling interests	420	433
Total equity	3,135	3,021
Total liabilities and equity	9,062	8,357